Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
NATURE’S SUNSHINE PRODUCTS, INC.

May 10, 2013

In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Utah Act”), Nature’s Sunshine Products, Inc., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.                                      The name of the Corporation is Nature’s Sunshine Products, Inc.

2.                                      The text of the amendments (collectively, the “Amendments”) to the Amended and Restated Articles of Incorporation of the Corporation are set forth below.

The second paragraph of Article VI of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:

All directors elected by shareholders at and after the 2013 annual meeting of shareholders shall hold office until the next annual meeting of shareholders.  Directors whose terms do not expire at the 2013 annual meeting of shareholders shall hold office until the annual meeting for the year in which the director’s term expires.  When a vacancy on the Board of Directors is filled, the director chosen to fill that vacancy shall serve until the next annual meeting of shareholders.  Notwithstanding the foregoing, each director shall hold office until his or her successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

The third paragraph of Article VI of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:

The shareholders may remove one or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal.  Notwithstanding the preceding sentence, directors may only be removed for cause and for the affirmative vote of at least a majority of the shares then entitled to vote at an election of directors.

The sole paragraph of Article IX of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:

The Corporation reserves the right to amend these Restated Articles in any manner provided herein or permitted by the

Revised Act, and all rights and powers, if any, conferred herein on shareholders, directors and officers are subject to the reserved power.  Notwithstanding the foregoing, without the affirmative vote of the holders of record of a majority of the Corporation’s shares then outstanding and entitled to vote on the amendment, the Corporation shall not alter, amend or repeal Article VI, Article VII, Article VIII or Article IX.

3.                                      The Amendments were adopted by the Corporation’s shareholders at an annual meeting of shareholders held on May 8, 2013 (the “Shareholders’ Meeting”), in accordance with the requirements of the Utah Act.

4.                                      The Corporation has 15,853,760 shares of Common Stock outstanding and eligible to vote on the Amendments.  The number of Common Stock votes indisputably represented at the Shareholders’ Meeting was 13,803,430.  At the Shareholders’ Meeting, votes represented by the Common Stock were cast in favor of the Amendments as set forth below. The number of votes cast in favor of the Amendments was sufficient for approval of the Amendments.(1)

	Voting
Amendment	For	Against	Abstain
Amendments to Articles of Incorporation to phase out the classified Board of Directors.	12,303,103	27,966	11,893

	For	Against	Abstain
Amendments to Articles of Incorporation to eliminate the supermajority voting requirement with respect to the removal of directors.	12,308,080	26,191	8,690

	For	Against	Abstain
Amendments to Articles of Incorporation to eliminate the supermajority voting requirement with respect to amendments to Article VI of the prior articles.	12,303,808	30,261	8,893

[Signature page follows]

(1)  In accordance with Article IX of the prior Amended and Restated Articles of Incorporation, the approval of these amendments required the vote of at least 75% of the shares outstanding and entitled to vote on the amendments.

IN WITNESS WHEREOF, these Articles of Amendment to the Amended and Restated Articles of Incorporation have been executed by the Corporation as of the date first written above.

NATURE’S SUNSHINE, INC.

By:	/s/ Jamon A. Jarvis

Name:	Jamon A. Jarvis

Its:	General Counsel, Chief Compliance Officer & Secretary

[Signature Page to Amendment to Amended and Restated Articles of Incorporation]